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                                  EXHIBIT 99.1








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SARD VERBINNEN & CO                                                       NEWS


FOR IMMEDIATE RELEASE
---------------------


                                       Contact:  George Sard/Anna Cordasco
                                                 Sard Verbinnen & Co
                                                 212/687-8080



                  BROOKE GROUP LTD.'S COM PRODUCTS SUBSIDIARY
                  TO INTRODUCE NEW LINE OF MICROFILM PRODUCTS

                       ------------------------------


         MIAMI, FL, OCTOBER 2, 1995 -- Brooke Group Ltd. (NYSE:BGL) announced today that its subsidiary, COM Products Inc., will introduce a new line of microfilm products which will be compatible with the XFP 2000 Series of Computer Output Microfilm systems manufactured by Anacomp, Inc. (NYSE:AAC). The products will be available in dry laser, auto-positive, and conventional film configurations. Features will include a re-usable film canister with completely recyclable components, reduced waste and state-of-the-art film technology.

         The new products will provide customers with the first alternative to the proprietary products on the XFP 2000 Series which, until today, were available exclusively from Anacomp. Competitive product pricing will enable customers to realize substantial savings in their microfilm costs. Duplicate microfilm, used to make copies from the COM masters, will also be available and will provide customers with a complete alternative to their current microfilm supplies.

         Initial shipments of the new product line are expected in the fourth quarter of 1995. The market for these products is estimated to be $75 million annually. Earlier this year, COM Products successfully introduced a line of products targeted at Anacomp's XL and XC Series of systems.

         COM Products markets a comprehensive line of microfilm products used by organizations to record, distribute and store vital business records.

         Brooke Group is a holding company which owns controlling interests in New Valley Corporation and Liggett Group Inc., and has tobacco and real estate operations in the former Soviet Union.



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